EXHIBIT 10.28

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into in Waterbury, Vermont, by and between Green Mountain Coffee Roasters, Inc. (the “Company”), a Delaware corporation with its principal place of business in Waterbury, Vermont, and Larry Blanford, of Toronto, Ontario (the “Executive”), effective as of the 3rd day of May, 2007.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of areas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for a term of five (5) years, commencing on the effective date hereof, and may be extended or renewed only by a written agreement signed by the Executive and an expressly authorized representative of the Company. The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer, subject to his appointment by the Board of Directors of the Company (the “Board”). In addition, and without further compensation, (i) the Board will nominate and, so long as Executive is employed hereunder, renominate as necessary and recommend the Executive’s election to serve or continue to serve as a member of the Board and the Executive shall so serve if elected or re-elected, and (ii) the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b) As a condition of employment, the Executive must execute the Company’s Code of Conduct no later than the date he executes this Agreement. The Company’s Code of Conduct that the Executive is required to execute at this time is attached hereto as Exhibit A.

(c) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, together with such other duties and responsibilities on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board or by its designees.

(d) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional or governmental position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing. The Executive may participate in reasonable charitable and academic endeavors (including as a board member) so long as they do not materially interfere with his duties hereunder.

(e) Upon advance approval by the Company’s Governance and Nominating Committee, which approval shall not be unreasonably withheld, the Executive may serve as an outside director of other companies, including public companies, so long as in the reasonable judgment of the Board such activities do not interfere with the performance of his duties as Chief Executive Officer of the Company.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof, and subject to performance of the Executive’s duties and fulfillment of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of Five Hundred Forty Thousand Dollars ($540,000) per annum, payable in bi-weekly installments in accordance with the regular payroll practices of the Company for its executives. The Company shall increase the Executive’s base salary to the rate of Five Hundred Ninety Thousand Dollars ($590,000) starting on October 1, 2007, and the Executive’s base salary shall thereafter be subject to upward adjustment from time to time by the Board, in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary”.

(b) Short-Term Incentive Compensation. The Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) made available to senior executives of the Company, in accordance with the terms thereof, as in effect and as amended from time to time. Prorated for 2007, and annually thereafter, the Executive shall be eligible to earn an annual STIP Bonus with a target of one hundred percent (100%) of Base Salary, which bonuses shall be subject to and payable in accordance with the terms set forth in the STIP, but in no event shall such bonuses be paid any later than the applicable two and one-half (2- 1/2) month period for short-term deferrals as provided in 26 CFR §1.409A-1(b)(4). Any STIP Bonus paid to the Executive shall be in addition to the Base Salary. The criteria for earning a STIP bonus shall be governed by the terms of the STIP.

(c) Long-Term Incentive Compensation. The Company agrees to implement a Long-Term Incentive Plan (“LTIP”) in 2007. After the Executive completes one (1) full year of service, the Executive will be eligible to receive annually a bonus pursuant to such LTIP or other bonus plan of the Company in a gross amount equivalent to approximately one hundred fifty percent (150%) of Base Salary. The LTIP Bonus will be provided in the form of a combination of stock option grants, restricted stock units and other equity awards from time to time selected by the Board, as mutually agreed upon by the Company, the members of the Board’s Compensation Committee, and the Executive. Each LTIP Bonus will vest over four (4) years, in accordance with and subject to the terms of the LTIP, as then in effect and as amended from time to time.

(d) Stock Options. The Executive acknowledges that promptly following the date the Executive commenced employment hereunder, the Company granted to the Executive an option to purchase 70,000 shares of the Company’s common stock (the “Common Stock”), with an exercise price equal to fair market value on the date of grant (the “Option”). The shares that are subject to the Option shall vest at the rate of twenty percent (20%) on each of the first five (5) anniversaries of the date of grant, provided that the Executive is still employed by the Company on each such vesting date. The Option and all other options granted to the Executive by the Company shall be subject to any applicable stock option plan, option certificate, and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law. The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise authorized for him expressly by the Board.

(e) Vacations. During the term hereof, the Executive shall be entitled to paid vacation at the rate of four (4) weeks per year, such vacation to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Unused vacation hours may be carried over from year to year, up to a cumulative maximum of one hundred sixty (160) hours, pursuant to the terms of the Company’s Combined Time Off (“CTO”) program, in effect and as amended from time to time.

(f) Other Benefits. During the term hereof, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any such employee benefit plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay benefit), in which case the Executive shall be eligible for the benefit as set forth in this Agreement. The Executive’s benefit participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(g) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business and travel expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation requirements as may be specified by the Company from time to time. The Company shall make such reimbursement payments under this Section 4(g) or under Section 4(h) below to Executive within thirty (30) days of the submission of proper substantiation. In the case of any reimbursement to which the Executive is entitled under this Agreement, including without limitation under this Section 4(g) or under Section 4(h) below, and that would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made, if at all, not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

(h) Moving Allowance. The Company shall reimburse the Executive for all reasonable moving expenses incurred or paid by the Executive in relocating his residence from Toronto, Ontario and Atlanta, Georgia to Vermont, subject to his providing reasonable substantiation and documentation as specified by the Company. The Company will provide the Executive with a gross-up payment if necessary so that such reimbursements (and any gross-up payment) do not result in the Executive incurring any net expense for taxes associated therewith.

(i) Term Life Insurance. During the term of this Agreement, the Company shall maintain and pay for a term life insurance policy for the benefit of the Executive and his beneficiaries, with a death benefit no less than the Executive’s Base Salary. The proceeds of such policy shall be paid to the Executive’s beneficiaries in the event of the Executive’s death during the term of the Executive’s employment hereunder.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment under this Agreement shall terminate prior to the expiration of the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any STIP, LTIP or other bonus compensation owed for the year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed as of the date of termination, provided that such expenses and required substantiation and documentation are known to the Company and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). Final Compensation shall be paid no later than ninety (90) days after such termination. Additionally, in the event of the Executive’s death during the term hereof, the Company shall pay the monthly premium costs to continue medical and dental insurance for the Executive’s immediate family (and who are “qualified beneficiaries” within the meaning of Section 4980B(g)(1)(A) of the Code) pursuant to the federal law commonly known as “COBRA,” (“COBRA”) for a period of thirty-six (36) months; and, if death occurs following termination of employment and a timely COBRA election has been made, the Company shall pay such monthly premium costs for a total of thirty-six (36) months, measured from the date of termination. The Company shall also assist the Executive’s beneficiaries and/or estate to obtain the life insurance death benefit provided in Section 4(i) herein. The Company shall have no further obligation to the Executive hereunder; provided, however, that the Executive’s beneficiary or estate shall be entitled to exercise any options or receive other equity rights of the Executive which are vested as of the date of the Executive’s death, in accordance with the terms of the applicable equity rights plans and any related agreements.

(b) Disability.

(i) The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred eighty five (185) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation within ninety (90) days of such termination, and Executive shall be entitled to exercise any options or receive other equity rights of the Executive which are vested as of the date of such termination, in accordance with the terms of the applicable equity rights plans and related agreements.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(f), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company employee benefit plans in accordance with Section 4(f) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether, during any period, the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation), the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to a requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

(v) The Executive may, in his discretion, seek to obtain at his own expense additional disability coverage. The Company shall not be responsible for obtaining or paying for any such additional coverage or for providing to the Executive any disability benefits other than those provided under the Company’s disability plans applicable to employees generally, but at the Executive’s request the Company shall provide such information and related advice as in the Company’s determination is feasible under the circumstances and reasonably likely to assist the Executive in identifying and obtaining such coverage.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s substantial and ongoing failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates;

(ii) Material breach by the Executive of any provision of this Agreement or any other agreement with the Company or any of its Affiliates, provided that the Executive has been given a reasonable opportunity to cure any such material breach after notice from the Company, and such material breach has not been cured by the Executive;

(iii) Fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates;

(iv) Other conduct by the Executive that is substantially harmful to the business, interests or reputation of the Company or any of its Affiliates; or

(v) Commission of a felony involving moral turpitude.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation which shall be paid within ninety (90) days of such termination. All options to purchase shares of Common Stock that were not exercisable on the date of termination will be forfeited, and will terminate immediately upon the date of termination; provided, however that the Executive shall be entitled to exercise any options or receive other equity rights that are vested as of the date of any termination pursuant to this Section 5(c), in accordance with the terms of the applicable equity rights plans and any related agreements.

(d) By the Company Other than for Cause.

(i) The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

(ii) Except in connection with a termination by the Company of the Executive other than for Cause pursuant to Section 5(g) herein, in the event of a termination by the Company of the Executive other than for Cause within the first twelve (12) months of employment, in addition to Final Compensation which shall be paid within ninety (90) days of such termination, and provided that no benefits are payable to the Executive under a separate severance agreement or plan as a result of such termination: (A) the Company shall pay the Executive salary continuation in the gross amount of eighteen (18) months of Base Salary at the rate in effect on the date of termination, (B) the Company shall pay the Executive a pro-rated portion of his annual STIP Bonus, in an amount to be determined following the year in which the STIP Bonus would have been earned but for the termination, and will do so at the time and in accordance with the terms set forth in the STIP, and (C) if the Executive elects to continue his participation in the Company’s health and dental insurance plans under COBRA the Company shall continue to pay the monthly premium cost of the Executive’s (and the Executive’s “qualified beneficiaries” within the meaning of Section 4980B(g)(1)(A) of the Code) participation in the Company’s group medical and dental plans until the conclusion of a period of eighteen (18) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

(iii) Except in connection with a termination by the Company of the Executive other than for Cause pursuant to Section 5(g) herein, in the event of a termination by the Company of the Executive other than for Cause after the first twelve (12) months of employment, in addition to Final Compensation which shall be paid within ninety (90) days of such termination, and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination: (A) the Company shall pay the Executive salary continuation in the gross amount of twelve (12) months of Base Salary at the rate in effect on the date of termination, (B) the Company shall pay the Executive a pro-rated portion of his annual STIP Bonus, in an amount to be determined following the year in which the STIP Bonus would have been earned but for the termination, and will do so at the time and in accordance with the terms set forth in the STIP, and (C) if the Executive elects to continue his participation in the Company’s health and dental insurance plans under COBRA, the Company shall continue to pay the monthly premium cost of the Executive’s (and the Executive’s “qualified beneficiaries” within the meaning of Section 4980B(g)(1)(A) of the Code) participation in the Company’s group medical and dental plans until the conclusion of a period of twelve (12) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

(iv) Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing and returning to the Company a timely and effective release of claims in the form provided by the Company (the “Release of Claims”); provided, however, that such Release of Claims shall not release any rights of the Executive with respect to earned but unpaid Base Salary, bonuses, and benefits in accordance with the terms of Section 4 hereof, any rights to insurance or indemnification pursuant to the Company’s By-laws or applicable law, or any rights arising after the date of such Release of Claims. The Release of Claims required for separation benefits under Section 5(d), Section 5(e) or Section 5(g) hereof creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it. Except as otherwise expressly provided in this Section 5(d), payments to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, and will be made or commenced at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to the next business day following the date of termination. The Company agrees to provide the Executive with the form of release within 30 days of the termination of the Executive’s employment, and the Executive agrees to execute and return the release to the Company within the time period required by law or 45 days from the date the Company provides the final form of release to Executive, whichever is earlier.

(v) In connection with any termination pursuant to this Section 5(d), the Executive shall have the right to exercise any vested stock options or receive other equity rights for no less than six (6) months after the Executive’s termination date. Except as otherwise expressly provided in this Agreement, the terms and conditions of any vested stock options or other equity rights shall remain unchanged and shall be governed by the terms of the applicable equity rights plans and any related agreements.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason within nine (9) months of the events described in clauses (i) through (iv) below, provided that he gives the Company notice within ninety (90) days of the occurrence of the event or condition constituting Good Reason and further provided that the Company does not cure such event or condition within thirty (30) days of such notice. The following shall constitute Good Reason for termination by the Executive:

(i) Removal of the Executive, without his consent, from the position of President and Chief Executive Officer of the Company (or a successor corporation);

(ii) A material breach by the Company of its obligations under Section 3(a)(i) above;

(iii) Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(iv) Any relocation of the Company’s headquarters outside of Vermont without the Executive’s consent;

(v) Material failure of the Company to provide the Executive the Base Salary, bonuses, and employee benefits in accordance with the terms of Section 4 hereof; or

(vi) Any other material breach of this Agreement by the Company.

Except in connection with a termination by the Executive for Good Reason pursuant to Section 5(g) herein, in the event of a termination by the Executive for Good Reason in accordance with this Section 5(e), and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same pay and benefits, payable at the same time and in the same manner, as he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions precedent to such entitlement, including without limitation the signing of an effective Release of Claims.

(f) By the Executive Other than for Good Reason. Except in connection with a termination by the Executive other than for Good Reason pursuant to Section 5(g) herein, the Executive may terminate the Executive’s employment hereunder other than for Good Reason at any time upon sixty (60) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, whether or not the Board so elects, the Company will pay the Executive his Base Salary during the entire notice period. In addition, the Company may, in the sole discretion of the Board, but shall not be required to, pay the Executive a pro-rated bonus through the last date of such notice period. The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him which shall be paid within ninety (90) days of any termination under this Section 5(f). All options to purchase shares of Common Stock that were not exercisable on the date of termination will be forfeited and will terminate immediately upon the date of termination; provided, however, that the Executive shall be entitled to exercise any options or receive other equity rights that are vested as of the date of any termination pursuant to this Section 5(f), in accordance with the terms of the applicable equity rights plans and any related agreements.

(g) Upon a Change of Control.

(i) Upon a Change of Control (as defined herein in Section 5(g)(vi)), the Company shall cause all of the Executive’s stock options, restricted stock, or other equity rights granted to the Executive that are not vested or exercisable to immediately vest and to become exercisable, and the Company shall pay the Executive for all of his stock or other equity rights in the Company in the same manner (net of exercise price in the case of options) and within the same time period as other shareholders of the Company in connection with the Change of Control. Except as otherwise expressly provided in this paragraph, the terms and conditions of the Executive’s stock options, restricted stock, and other equity rights granted to the Executive shall remain unchanged and shall be governed by the terms of the applicable Incentive Compensation Plan, Stock Option Agreement, shareholder agreement, and any other applicable equity-related agreement, together with such other restrictions and/or provisions generally applicable to shares purchased by Company employees, as each of the foregoing may be amended from time to time by the Company.

(ii) If prior to (but no more than nine (9) months prior to) and in connection with an anticipated Change of Control, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in addition to Final Compensation that the Company shall pay the Executive within ninety (90) days of any such termination, in lieu of any other payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, and provided that the Executive signs and returns to the Company a timely and effective Release of Claims (to be provided by the Company and returned by the Executive under the timing rules of Section 5(d)(iv) above), then: (A) the Company shall pay and provide to the Executive the benefits described in Section 5(d)(ii) or Section 5(d)(iii), as applicable, in the same manner, in the same amount and at the same times as would have been the case had Section 5(d) or Section 5(e), as the case may be applied, subject to the remaining provisions of this Section 5(g)(ii), and (B), if the Change of Control occurs within the nine (9)-month period following such termination, the Company and/or its successor shall pay and provide the following: (I) within thirty (30) days following such Change of Control, a lump sum payment in the gross amount of the excess of (aa) twenty-four (24) months of Base Salary at the rate in effect on the date of termination, over (bb) the aggregate gross payments made and to be made by the Company and/or its successor under Section 5(d)(ii)(A) or Section 5(d)(iii)(A), as applicable; (II) if the Executive had elected to continue participation in the Company’s health and dental insurance plans under COBRA, a continuation of payment of monthly premium costs of the Executive’s (and his qualified beneficiaries within the meaning of Section 4980B(g)(1)(A) of the Code) participation in such plans until the conclusion of a period of twenty-four (24) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms; and (III) if not previously accelerated upon a Change of Control, the Company shall cause all stock options, restricted stock, or other equity that had been granted to the Executive and that were not yet exercisable on the date of termination to become immediately exercisable (the “Accelerated Equity”). If the Company or its successor terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, in either case within the twelve (12)-month period commencing at a Change of Control, then, in addition to Final Compensation that the Company or its successor shall pay to the Executive within ninety

(90) days of such termination, in lieu of any other payments to or on behalf of the Executive under Section 5(d) or Section 5(e) hereof, and provided that the Executive signs and returns to the Company or its successor a timely and effective Release of Claims (to be provided by the Company or its successor and returned by the Executive under the timing rules of Section 5(d)(iv) above), then: (AA) the Company or its successor shall pay and provide to the Executive a lump sum payment in the gross amount of twenty-four (24) months of Base Salary at the rate in effect on the date of termination; (BB) if the Executive elects to continue participation in the Company’s health and dental insurance plans under COBRA, the Company or its successor shall pay the monthly premium cost of the Executive’s (and his qualified beneficiaries within the meaning of Section 4980B(g)(1)(A) of the Code) participation in such plans until the conclusion of a period of twenty-four (24) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms; and (CC) if not previously accelerated upon a Change of Control, the Company shall cause all stock options, restricted stock, or other equity that had been granted to the Executive and that were not yet exercisable on the date of termination to become immediately exercisable (the aforementioned “Accelerated Equity”). The Accelerated Equity will remain exercisable until that date which is twenty-four (24) months from the date of termination, after which any Accelerated Equity not exercised shall be forfeited and shall terminate. Except as otherwise expressly provided in this paragraph, the terms and conditions of the Accelerated Equity shall remain unchanged and shall be governed by the terms of the applicable Incentive Compensation Plan, Stock Option Agreement, shareholder agreement, and any other applicable equity-related agreement, together with such other restrictions and/or provisions generally applicable to shares purchased by Company employees, as each of the foregoing may be amended from time to time by the Company. If the Executive terminates his employment hereunder other than for Good Reason within six (6) months after a Change of Control, then, in addition to Final Compensation that the Company or its successor shall pay the Executive within ninety (90) days of such termination, and provided that the Executive signs and returns to the Company or its successor a timely and effective Release of Claims (to be provided by the Company or its successor and returned by the Executive under the timing rules of Section 5(d)(iv) above), the Company or its successor shall (A) on the earlier of the date that is six (6) months after the date of termination or the date of the Executive’s death, pay the Executive or his estate a lump sum payment in the gross amount of twelve (12) months of the Executive’s Base Salary at the rate in effect on the date of his termination, and (B) pay the amounts set forth in Section 5(g)(ii)(BB) for twelve (12) months following the date of termination.

(iii) In connection with any Change of Control, if any payments or benefits made in respect of Section 5(g) of this Agreement (collectively, the “Total Payments”) become subject to the excise tax described in Section 4999 of the Code (“Section 4999”) (or any successor to such section) and exceed the “Code Section 280G Safe Harbor Amount” by at least ten percent (10%), the Company will require the acquiring or surviving entity, as a condition of the Company’s agreement to such Change of Control, to make a special payment to the Executive sufficient, on an after-tax basis (taking into account federal, state and local income, employment and excise taxes and related interest and penalties), to put the Executive in the same position as would have been the case had no such excise taxes been applicable to any payments or benefits provided in Section 5(g) of this Agreement. For the purposes of this Agreement, the “Code Section 280G Safe Harbor Amount” shall mean an amount equal to 3 times the base amount within the meaning of Section 280G(b)(3) of the Code, less one dollar. Any such special payment shall be made on the date that any excise tax is paid or remitted by the Executive (through withholding or otherwise).

(iv) In connection with any Change of Control, if the Total Payments become subject to the excise tax described in Section 4999 (or any successor to such section) and exceed the Code Section 280G Safe Harbor Amount by less than ten percent (10%), then the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall not exceed the Code Section 280G Safe Harbor Amount.

(v) The determination of whether any payment is subject to an excise tax and, if so, the amount to be paid by the Company to the Executive and the time of payment shall be made by an independent auditor selected jointly by the Company and the Executive and paid by the Company, provided that the determination of any relevant tax authority shall ultimately govern if different from such auditor’s determination.

(vi) A Change of Control shall be deemed to have taken place upon the occurrence of a “change in control event” as defined in Treas. Regs. § 1.409A-3(i)(5); provided, for the avoidance of doubt, that in applying Treas. Regs. § 1.409A-3(i)(5)(vii) (pertaining to certain asset sales), the relevant minimum percentage threshold shall be 50%.

(h) Limitation on Severance Benefits. For the avoidance of doubt, under no circumstances shall the Executive be entitled to severance pay or benefits under more than one subsection of this Section 5, nor shall the Executive be entitled to severance pay or benefits under any severance agreement or severance plan other than the benefits expressly set forth in this Agreement.

(i) Timing of Payments. Notwithstanding anything to the contrary provided for herein, if, at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferral of compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the earlier of the date that follows the date of such separation from service by six (6) months or the date of the Executive’s death. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(j) Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at-will.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5, or otherwise.

(a) Upon request of the Company, the Executive shall promptly give the Company notice of all facts reasonably necessary for the Company to determine the nature, amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with the terms of this Agreement and applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8, and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d), 5(e), or 5(g) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7, 8, and 9 hereof.

7. Confidential Information.

(a) The Executive acknowledges and agrees that the Confidentiality and Non-Solicitation Agreement between Green Mountain Coffee Roasters, Inc. and Larry Blanford, Board Candidate dated March 15, 2007 (hereinafter the “Confidentiality and Non-Solicitation Agreement”) shall remain in full force and effect in accordance with its terms.

(b) In addition to and without waiving the foregoing, the Executive further acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information, and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information that is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(c) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8. Assignment of Rights to Inventions. The Executive shall promptly and fully disclose all Inventions, as defined below, to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Inventions. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the good will, Confidential Information, and other legitimate business interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for eighteen (18) months after his employment terminates (together, the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Business anywhere where the Business is conducted, or undertake any planning for any business competitive with the Business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the Business as conducted or under consideration at any time during the Executive’s employment. Restricted activity also includes, without limitation, accepting employment or a consulting position with, or otherwise providing services to, any Person who is or is planning to become a competitor of the Business where such employment, consulting or services relate to the Business.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1) year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said one (1) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d) The Executive agrees that, during the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one (1) year.

(e) Certification Requirement. During the Restricted Period, the Executive shall provide notice to the Company on a quarterly basis confirming that, to the best of his knowledge or belief, he is in full compliance with his obligations under Section 9.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8, and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8, or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, together with an award of the attorney’s fees incurred in enforcing its rights hereunder; provided, however, that in any proceeding relating to the enforcement of this Agreement by either party, the non-prevailing party shall pay the prevailing party’s attorneys’ fees, costs and expenses. The parties further agree that, in the event that any provision of Section 7, 8, or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b) “Business” means the business of providing hot or cold beverages or related appliances engaged in by the Company and any new industry practices or areas that the Company starts planning or enters during the Executive’s employment with the Company.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(d) “Inventions” means any and all inventions, formulas, discoveries, developments, designs, innovations, improvements, or processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

15. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Separation from service. All references in this Agreement to termination of employment and correlative terms shall be construed to require a “separation from service” as that term is defined in Treas. Regs. § 1.409A-1(h).

18. Code Section 409A Intent. The Company and Executive after exercising all due and appropriate care, including without limitation obtaining advice from counsel, have structured the provisions of this Agreement with the mutual belief and intent that all such provisions comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder. If after further review of this Agreement or upon the issuance of subsequent guidance from the Internal Revenue Service or United States Treasury Department or a subsequent ruling of a court of applicable jurisdiction, the Company or the Executive or their respective agents discover that a provision of the Agreement does not conform with Section 409A of the Code and the Treasury Regulations promulgated thereunder or other applicable governing guidance from the Internal Revenue Service or the United States Treasury Department, the Executive and the Company shall use their best efforts to amend this Agreement to so comply to the extent permitted under applicable law.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of Fran Rathke, or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding only the agreements or plans related to any stock options or restricted shares of the Company and the Confidentiality and Non-Solicitation Agreement, all of which agreements and plans shall remain in full force and effect in accordance with their terms.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

22. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This is a Vermont contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Vermont, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:

/s/ Lawrence J. Blanford
Larry Blanford

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ William D. Davis
Title:	Chairman Compensation Committee